Exhibit 99.1

American Midstream Reports First Quarter 2014 Financial Results

DENVER, CO – May 12, 2014 - American Midstream Partners, LP (NYSE: AMID) ("the Partnership") today reported financial results for the three months ended March 31, 2014. The Partnership reported gross margin (a non-GAAP measure) for the first quarter of 2014 of $23.0 million, an increase of $10.5 million or 84.0 percent, from $12.5 million in the same period in 2013. The increase in gross margin for the three months ended March 31, 2014 was primarily due to higher gross margin in the Partnership's Transmission segment as a result of the April 2013 acquisition of the High Point System and incremental gross margin in the Partnership's Terminals segment associated with the December 2013 acquisition of Blackwater Midstream Holdings, LLC ("Blackwater"). The increase in gross margin was also attributable to higher gross margin in the Gathering and Processing segment related to the January 2014 acquisition of a natural gas gathering system located in the Eagle Ford Shale in Gonzales and Lavaca Counties, Texas ("Lavaca System") from Penn Virginia Corporation ("PVA") .

Adjusted EBITDA (a non-GAAP measure) for the three months ended March 31, 2014 was $10.6 million, compared to $5.4 million for the same period in 2013, an increase of $5.2 million or 96.3 percent. The increase in adjusted EBITDA was primarily attributable to the High Point System, Blackwater, and Lavaca System acquisitions described above.

Distributable cash flow ("DCF") (a non-GAAP measure) for the three months ended March 31, 2014 was $6.5 million, after cash distributions related to the Series A convertible preferred units that were issued in April 2013 to High Point Infrastructure Partners, LLC, an affiliate of ArcLight Capital Partners. DCF for the three months ended March 31, 2014 represents a distribution coverage ratio of 1.13. The first quarter 2014 distribution of $5.8 million, or $0.4625 per common unit, an increase of $0.01 per unit over the fourth quarter 2013 distribution, will be paid on May 15, 2014 to unitholders of record as of May 8, 2014.

Reconciliations of the non-GAAP measures gross margin, Adjusted EBITDA, and DCF to Net income (loss) attributable to the Partnership, the most directly comparable GAAP measure, are provided at the end of this press release.

Net income attributable to the Partnership for the three months ended March 31, 2014 was $0.4 million, compared to net loss of $3.6 million for the same period in 2013. The increase in net income for the three months ended March 31, 2014 was primarily attributable to the same reasons for the increase in gross margin discussed above.

BUSINESS HIGHLIGHTS

Lavaca System Acquisition

On January 31, 2014, the Partnership acquired, from PVA, a natural gas gathering system and associated facilities located in the Eagle Ford shale in Gonzales and Lavaca Counties, Texas for approximately $100 million.  In conjunction with the Lavaca System acquisition, the Partnership issued 3,400,000 common units representing limited partner interests in a public offering at a price to the public of $26.75 per common unit for net proceeds of $86.9 million. In addition, the Partnership issued to the Partnership's general partner 1,168,225 Series B Units representing series B limited partnership interests in the Partnership. Total net proceeds from the public offering and Series B Units were $116.9 million.

Williams Line Acquisition

On March 14, 2014, a subsidiary of the Partnership acquired natural gas pipeline and gathering facilities and interests ("Williams Line") for approximately $6.5 million.  The Williams Line is contiguous to, and connects with, the High Point System in offshore Louisiana.

EXECUTIVE COMMENTARY

“We are off to a solid start in 2014 with strong first quarter financial results,” stated Steve Bergstrom, Executive Chairman, President and Chief Executive Officer.  “Blackwater and the newly acquired Lavaca System have been successfully integrated, and both assets are performing well.  The team at Blackwater recently executed new storage agreements at Blackwater’s flagship Westwego, LA facility with two large, multinational chemical and agricultural companies for the two new tanks we constructed in 2013.  As a result of the new storage agreements, the Westwego facility will be operating at capacity by the third quarter.  In addition, Blackwater recently received local governmental approval to begin construction of new terminal storage and related infrastructure at its Harvey, LA terminal site, which we expect will commence operations later this year, and we are working to secure additional storage agreements in order to maximize utilization of the Harvey facility.

“Production on the Lavaca System is significantly higher than anticipated and from our perspective PVA continues to have tremendous success in their drilling program. In addition, we are in discussions to add third-party customers to the Lavaca System and we are looking at opportunities to offer additional services in the area over the next several quarters.  Looking ahead, our Eagle Ford footprint will continue to be an important element of our growth story.

“As previously announced, we increased the first quarter distribution by approximately 2% compared to the fourth quarter of 2013, and our distribution coverage ratio was well above one times.  Additionally, we plan to recommend to our board of directors a distribution increase of approximately 2% for the third quarter 2014, which will be payable in November 2014, as a result of the Lavaca acquisition.

“Our focus for the balance of 2014 is executing the strategic development projects in the Eagle Ford, completing Blackwater’s Harvey terminal site, and continuing to focus on accretive acquisitions to significantly increase the size and scale of American Midstream while diversifying geographically into some of the rapidly growing basins in the US. We are on track to meet our 2014 guidance and we remain committed to delivering long-term sustainable distribution growth to our unitholders.”

SEGMENT PERFORMANCE

Gathering and Processing - The Gathering and Processing segment includes natural gas transportation, gathering, treating, processing, fractionation, and selling or delivering natural gas and natural gas liquids ("NGLs") to various markets and pipeline systems.

Segment gross margin for the Gathering and Processing segment was $10.0 million for the three months ended March 31, 2014, compared to $8.5 million for the same period in 2013. The increase in segment gross margin for the three months ended March 31, 2014 was primarily due to the acquisition of the Lavaca System, partially offset by lower average gross NGL production on the Gloria System, lower condensate revenue on the Chatom System, and lower realized gains on commodity derivatives as a result of lower-priced hedges in the first quarter of 2014 compared to 2013.

Natural gas throughput volumes averaged 284.1 million cubic feet per day ("MMcf/d") for the three months ended March 31, 2014, compared to 244.6 MMcf/d for the same period in 2013. Processed NGLs averaged 38.6 thousand gallons per day ("Mgal/d") for the three months ended March 31, 2014, compared to 53.9 Mgal/d for the same period in 2013. The increase in throughput was primarily due to incremental volumes on the Lavaca System. Processed NGLs decreased primarily as a result of lower production on the Gloria System.

Transmission - The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects to pipeline or end-use markets. Segment gross margin for the Transmission segment was $11.0 million for the three months ended March 31, 2014, compared to $4.0 million for the same period in 2013. The increase in segment gross margin was primarily due to the acquisition of the High Point System.

Total natural gas throughput volumes averaged 864.2 MMcf/d for the three months ended March 31, 2014, compared to 442.6 MMcf/d for the same period in 2013. The increase in throughput volume was primarily due to the additional volumes contributed by the High Point System.

Terminals - The Terminals segment provides above-ground storage services at the Partnership's marine terminals that support various commercial customers, including commodity brokers, refiners and chemical manufacturers to store a range of products, including crude oil, bunker fuel, distillates, chemicals and agricultural products. Segment gross margin for the Terminals segment was $1.9 million for the three months ended March 31, 2014. The Partnership did not have a Terminals segment for the three months ended March 31, 2013.

DERIVATIVES

The Partnership enters into derivative agreements to hedge exposure to commodity prices associated with natural gas, NGLs, and crude oil. As of March 31, 2014, approximately 13 percent of the Partnership's exposure to NGL prices and approximately 33 percent of the Partnership's exposure to oil prices are hedged through the end of 2014. Details regarding the Partnership's hedge program are found in its quarterly report.

BALANCE SHEET

As of March 31, 2014, the Partnership had $2.0 million of cash on hand, and $131.0 million outstanding under its senior secured revolving credit facility with $69.0 million of available borrowing capacity.

CAPITAL EXPENDITURES

For the three months ended March 31, 2014, capital expenditures totaled $3.9 million primarily related to maintenance capital expenditures of $2.1 million and growth capital of $1.8 million.

2014 ADJUSTED EBITDA, DCF AND GROWTH CAPITAL EXPENDITURE FORECAST

The Partnership's forecast for 2014 adjusted EBITDA and DCF remains unchanged in a range of $41 million to $44 million and $21 million to $24 million, respectively, based on its current forecast of operational volumes and prices for crude oil, natural gas, natural gas liquids, and derivative instruments currently outstanding. Growth capital expenditures in 2014, which exclude maintenance capital, are forecasted to be in a range of $55 million to $60 million, of which approximately $30 million is associated with the Lavaca System.

CONFERENCE CALL

The Partnership will host a conference call and webcast to discuss its first quarter 2014 financial results on Tuesday, May 13, 2014, at 10:00 a.m. Eastern Time. The call may be accessed live at the investor relations section of the Partnership's website at www.AmericanMidstream.com. The call may also be accessed by dialing 866-700-0133 for domestic users or 617-213-8831 for international users. The passcode for both phone numbers is 83038163.

A replay of the audio webcast may be accessed on the American Midstream website shortly following the conference call and will be available through June 12, 2014.

Non-GAAP Financial Measures

This press release and the accompanying tables, include financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners, LP.

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in the Texas, Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 11, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 12, 2014. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$2,022	$393
Accounts receivable	7,870	6,822
Unbilled revenue	24,900	22,005
Risk management assets	189	473
Other current assets	9,914	7,497
Current assets held for sale	1,582	1,268
Total current assets	46,477	38,458
Property, plant and equipment, net	365,252	312,510
Goodwill	16,253	16,447
Intangible assets, net	50,692	3,682
Other assets, net	8,819	9,064
Noncurrent assets held for sale, net	1,912	1,914
Total assets	$489,405	$382,075
Liabilities, Equity and Partners’ Capital
Current liabilities
Accounts payable	$1,592	$3,261
Accrued gas purchases	17,534	16,394
Accrued expenses and other current liabilities	15,969	15,058
Current portion of long-term debt	1,427	2,048
Risk management liabilities	488	423
Current liabilities held for sale	1,383	1,106
Total current liabilities	38,393	38,290
Risk management liabilities	75	101
Asset retirement obligations	34,827	34,636
Other liabilities	270	191
Long-term debt	125,650	130,735
Deferred tax liability	4,542	4,749
Noncurrent liabilities held for sale, net	82	95
Total liabilities	203,839	208,797
Commitments and contingencies
Convertible preferred units
Series A convertible preferred units (5,354 thousand and 5,279 thousand units issued and outstanding as of March 31, 2014, and December 31, 2013, respectively)	96,654	94,811
Equity and partners’ capital
General partner interest (235 thousand and 185 thousand units issued and outstanding as of March 31, 2014, and December 31, 2013, respectively)	(3,747)	2,696
Limited partner interest (11,135 thousand and 7,414 thousand units issued and outstanding as of March 31, 2014, and December 31, 2013, respectively)	157,910	71,039
Series B convertible units (1,168 thousand and zero units issued and outstanding as of March 31, 2014, and December 31, 2013, respectively)	30,000	—
Accumulated other comprehensive income	140	104

Total partners’ capital	184,303	73,839
Noncontrolling interests	4,609	4,628
Total equity and partners' capital	188,912	78,467
Total liabilities, equity and partners' capital	$489,405	$382,075

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per unit amounts)

	Three months ended March 31,
	2014	2013
Revenue	$75,979	$59,707
Loss on commodity derivatives, net	(130)	(305)
Total revenue	75,849	59,402
Operating expenses:
Purchases of natural gas, NGLs and condensate	50,924	47,301
Direct operating expenses	8,850	4,803
Selling, general and administrative expenses	5,593	3,425
Equity compensation expense	360	388
Depreciation, amortization and accretion expense	7,632	5,646
Total operating expenses	73,359	61,563
Gain on involuntary conversion of property, plant and equipment	—	421
Loss on sale of assets, net	(21)	—
Operating income (loss)	2,469	(1,740)
Other expense:
Interest expense	(1,903)	(1,731)
Net income (loss) before income tax benefit	566	(3,471)
Income tax benefit	11	—
Net income (loss) from continuing operations	577	(3,471)
Discontinued operations:
(Loss) income from operations of disposal groups, net of tax	(69)	73
Net income (loss)	508	(3,398)
Net income attributable to noncontrolling interests	108	155
Net income (loss) attributable to the Partnership	$400	$(3,553)

General partner's interest in net income (loss)	$7	$(70)
Limited partners' interest in net income (loss)	$393	$(3,483)

Limited partners' net (loss) income per common unit:
Basic and diluted:
Loss from continuing operations	$(0.31)	$(0.39)
(Loss) income from discontinued operations	(0.01)	0.01
Net loss	$(0.32)	$(0.38)
Weighted average number of common units outstanding:
Basic and diluted	9,846	9,167

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities
Net income (loss)	$508	$(3,398)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	7,632	5,678
Amortization of deferred financing costs	428	283
Amortization of weather derivative premium	284	—
Unrealized loss on commodity derivatives	39	481
Equity based compensation	360	388
OPEB plan net periodic cost	12	18
Gain on involuntary conversion of property, plant and equipment	—	(421)
Deferred tax benefit	(26)	—
Changes in operating assets and liabilities, net:
Accounts receivable	(1,041)	715
Unbilled revenue	(3,222)	(1,516)
Other current assets	(2,374)	(1,020)
Other assets, net	(15)	(59)
Accounts payable	(789)	(787)
Accrued gas purchases	1,416	1,325
Accrued expenses and other current liabilities	263	(525)
Other liabilities	79	(59)
Net cash provided by operating activities	3,554	1,103
Cash flows from investing activities
Cost of acquisitions	(110,909)	—
Additions to property, plant and equipment	(3,928)	(8,052)
Proceeds from disposals of property, plant and equipment	6,135	—
Insurance proceeds from involuntary conversion of property, plant and equipment	—	560
Net cash used in investing activities	(108,702)	(7,492)
Cash flows from financing activities
Proceeds from issuance of common units to public, net of offering costs	86,926	—
Unitholder contributions	1,276	—
Unitholder distributions	(5,379)	(4,044)
Issuance of Series B Units	30,000	—
Acquisition of noncontrolling interest	(8)	—
Net distributions to noncontrolling interest owners	(98)	(210)
LTIP tax netting unit repurchase	(90)	(74)
Payments of deferred debt issuance costs	(144)	(912)
Payments on other debt	(791)	(358)
Borrowings on other debt	170	1,476
Payments on long-term debt	(49,771)	(17,585)
Borrowings on long-term debt	44,686	27,565
Net cash provided by financing activities	106,777	5,858
Net increase (decrease) in cash and cash equivalents	1,629	(531)

Cash and cash equivalents
Beginning of period	393	576
End of period	$2,022	$45
Supplemental cash flow information
Interest payments, net	$1,781	$1,487
Supplemental non-cash information
Decrease in accrued property, plant and equipment	$(1,474)	$(3,977)

American Midstream Partners, LP and Subsidiaries
Reconciliation of Net income (loss) attributable to the Partnership to Adjusted EBITDA to Distributable Cash Flow
(Unaudited, in thousands)

	Three months ended March 31,
	2014	2013
Reconciliation of Net income (loss) attributable to the Partnership to Adjusted EBITDA
Net income (loss) attributable to the Partnership	$400	$(3,553)
Add:
Depreciation, amortization and accretion expense	7,632	5,646
Interest expense	1,493	1,731
Debt issuance costs	144	912
Unrealized loss on derivatives, net	39	481
Non-cash equity compensation expense	360	388
Transaction expenses	812	342
Income tax benefit	(26)	—
Deduct:
COMA income	289	106
Straight-line amortization of put costs (a)	—	27
OPEB plan net periodic benefit	11	18
Gain on involuntary conversion of property, plant and equipment	—	421
Loss on sale of assets, net	(43)	—
Adjusted EBITDA	$10,597	$5,375

Deduct:
Cash interest expense (b)	1,464	1,482
Normalized maintenance capital	1,300	1,041
Normalized integrity management	—	173
Series A Convertible Preferred Payment	1,338	—
Distributable Cash Flow	$6,495	$2,679

(a)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.

(b)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.

American Midstream Partners, LP and Subsidiaries
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended March 31,
	2014	2013
Reconciliation of gross margin to Net income (loss) attributable to the Partnership:
Gathering and processing segment gross margin	$10,036	$8,481
Transmission segment gross margin	11,014	3,995
Terminals segment gross margin	1,939	—
Total gross margin	22,989	12,476
Plus:
Loss on commodity derivatives	(130)	(305)
Less:
Direct operating expenses (a)	7,175	4,803
Selling, general and administrative expenses	5,593	3,425
Equity compensation expense	360	388
Depreciation, amortization and accretion expense	7,632	5,646
Gain on involuntary conversion of property, plant and equipment	—	(421)
Loss on sale of assets	21	—
Interest expense	1,903	1,731
Other, net (b)	(391)	70
Income tax benefit	(11)	—
Income (loss) from operations of disposal groups, net of tax	69	(73)
Net income attributable to noncontrolling interest	108	155
Net income (loss) attributable to the Partnership	$400	$(3,553)

(a)
Direct operating expenses includes Gathering and Processing segment direct operating expenses of $4.1 million and Transmission segment direct operating expenses of $3.1 million for the three months ended March 31, 2014. Direct operating expenses related to the Terminals segment of $1.7 million are included within the calculation of Terminals segment gross margin.

(b)
Other, net includes realized loss (gain) on commodity derivatives of $0.1 million and $(0.2) million and COMA income of $0.3 million and $0.1 million for the three months ended March 31, 2014 and 2013, respectively.

American Midstream Partners, LP and Subsidiaries
Segment Operating Data
(Unaudited, in thousands, except for operating and pricing data)

	Three months ended March 31,
	2014	2013
Segment Financial and Operating Data:
Gathering and Processing segment
Financial data:
Revenue	$47,236	$45,068
Loss on commodity derivatives	(130)	(305)
Total revenue	47,106	44,763
Purchases of natural gas, NGLs and condensate	36,824	36,700
Direct operating expenses	(4,057)	(3,404)
Other financial data:
Segment gross margin	$10,036	$8,481
Operating data:
Average throughput (MMcf/d)	284.1	244.6
Average plant inlet volume (MMcf/d) (a) (b)	87.6	97.1
Average gross NGL production (Mgal/d) (a) (c)	38.6	53.9
Average gross condensate production (Mgal/d) (a)	42.2	44.2
Average realized prices:
Natural gas ($/Mcf)	$5.66	$3.70
NGLs ($/gal)	$1.07	$0.88
Condensate ($/gal)	$2.22	$2.39
Transmission segment
Financial data:
Total revenue	$25,129	$14,639
Purchases of natural gas, NGLs and condensate	14,100	10,601
Direct operating expenses	(3,118)	(1,399)
Other financial data:
Segment gross margin	$11,014	$3,995
Operating data:
Average throughput (MMcf/d)	864.2	442.6
Average firm transportation - capacity reservation (MMcf/d)	631.7	777.7
Average interruptible transportation - throughput (MMcf/d)	522.8	129.1
Terminals segment
Financial data:
Total revenue	$3,614	$—
Direct operating expenses	1,675	—
Other financial data:
Segment gross margin	$1,939	$—
Operating data:
Storage Utilization	100%	—

(a)	Excludes volumes and gross production under elective processing arrangements.

(b)	Includes gross plant inlet volume associated with interest in the Burns Point processing plant.

(c)	Includes net NGL production associated with interest in the Burns Point processing plant.

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, adjusted EBITDA and distributable cash flows are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of gross margin, adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Gross margin, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We define adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or nonrecurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, amortization of commodity put purchase costs, and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to adjusted EBITDA is net income.

Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.
We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, normalized maintenance capital expenditures, and dividends related to the Series A convertible preferred units. The GAAP measure most comparable to distributable cash flow is net income.
Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations, realized gain (loss) on commodity derivatives less COMA less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.
We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less COMA, less the cost of natural gas purchased in connection with fixed-margin arrangements.
We define segment gross margin in our Terminals segment as revenue, less direct operating expenses.
We define gross margin as the sum of our segment gross margin for our Gathering and Processing, Transmission and Terminals segments. The GAAP measure most comparable to gross margin is net income.